                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               Cytel Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                CYTEL CORPORATION
                             3525 JOHN HOPKINS COURT
                               SAN DIEGO, CA 92121

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON [SEPTEMBER __,] 1997

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Cytel Corporation, a Delaware corporation (the "Company"), will be held on __________, [September __,], 1997 at ____ _.m. at 3525 John Hopkins Court, San Diego, California, for the following purposes:

               1. To approve the issuance and sale of up to ____________ shares of the Company's Series A Convertible Preferred Stock, and the issuance of Common Stock upon conversion thereof, in a private financing on the terms and subject to the conditions described in the Proxy Statement.

               2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the Company's authorized shares of Common Stock and Preferred Stock.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on [August __,] 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

                                       By Order of the Board of Directors


                                       Deborah A. Schueren
                                       Vice President, Finance, Chief Financial
                                       Officer and Secretary

San Diego, California
[September __,] 1997


        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                CYTEL CORPORATION
                             3525 JOHN HOPKINS COURT
                               SAN DIEGO, CA 92121

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited by the Board of Directors of Cytel Corporation, a Delaware corporation (the "Company" or "Cytel"), for use at the Special Meeting of Stockholders to be held on __________, [September __,] 1997 at ____ _.m. (the "Special Meeting"), or at any adjournment or postponement of that meeting, for the purposes set forth herein and in the foregoing Notice of Special Meeting. The Special Meeting will be held at the Company's headquarters, 3525 John Hopkins Court, San Diego, California, 92121. The Company intends to mail this proxy statement and accompanying proxy card on or about [September __,] 1997 to all stockholders entitled to vote at the Special Meeting.

SOLICITATION

       The entire cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, the proxy and any additional information furnished to the stockholders will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, nominees, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, [name of proxy solicitor]. No additional compensation will be paid to directors, officers or other regular employees for such services, but [name of proxy solicitor] will be paid its customary fees, estimated to be approximately $_______, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

        Only holders of record of Common Stock at the close of business on [August __,] 1997 will be entitled to notice of and to vote at the Special Meeting. At the close of business on [August __,] 1997, the Company had outstanding and entitled to vote ______________ shares of Common Stock.

        Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

        Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's



                                       1.

principal executive office, 3525 John Hopkins Court, San Diego, California, 92121, a written notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

        Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company by December 31, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

          APPROVAL OF ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK
                    IN CONNECTION WITH FINANCING TRANSACTION

BACKGROUND

        The stockholders of the Company are being asked to approve the issuance and sale of ____________ shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") in a $10 million private placement (the "Financing"), on the terms and conditions outlined below. Pursuant to the terms of the Financing, the Company reserves the right to sell up to an additional $___ million of Series A Preferred Stock, or an additional ___ shares. The closing of the Financing, if approved by the stockholders pursuant to this Proposal 1, is expected to occur as soon after the Special Meeting as practicable (the "Closing Date").

        THIS PROXY STATEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE COMPANY. THE SECURITIES REFERRED TO IN THIS PROXY STATEMENT HAVE NOT BEEN REGISTERED FOR SALE BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SO OFFERED OR SOLD ABSENT SUCH REGISTRATION UNDER THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

        The purchasers in the Financing will consist of a limited number of accredited investors, and the sale of Series A Preferred Stock in the Financing will be made in reliance on Regulation D promulgated under the Act, which offers an exemption from the registration requirements under the Act.

        The Financing will be placed pursuant to an agreement (the "Agreement") with a placement agent (the "Placement Agent"). Neither the Company nor any of its directors or officers has any relationship with the Placement Agent other than the relationship whereby the Placement Agent has served as a financial advisor to the Company on the Financing and other matters.

        The Company will file a registration statement under the Act with respect to the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock within 90 days of the Closing Date.

STOCKHOLDER APPROVAL

        The issuance by the Company of the Series A Preferred Stock is subject to stockholder approval pursuant to the Rules of the National Association of Securities Dealers, Inc. ("NASD") applicable to



                                       2.

companies whose securities are traded on the Nasdaq National Market. Rule 4460(i)(1)(D) of the NASD (the "20% Rule") requires companies that are listed on the Nasdaq National Market to obtain stockholder approval prior to issuing common stock (or shares convertible into common stock) in a private financing at a price less than the market value of the common stock, where the amount of common stock to be issued (or issuable upon conversion) is or will be greater than 20% of the common stock or voting power of the Company outstanding prior to the issuance.

        The maximum number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock (assuming the maximum adjustment at the second anniversary of the Closing Date as described below and no adjustment for dilutive events) will be greater than 20% of the shares outstanding immediately prior to the Financing. Because the Series A Preferred Stock and the shares of Common Stock into which the Series A Preferred Stock is convertible (the "Conversion Shares") are being issued without registration under the Act, and the terms of the Series A Preferred Stock will effectively allow the holders of the Series A Preferred Stock to obtain shares of Common Stock at a price below the current market price, approval of the Company's stockholders is a condition to the Financing. See "Terms of Series A Preferred Stock - Conversion Price; Adjustments."

TERMS OF SERIES A PREFERRED STOCK

        The proposed principal terms of the Financing, including the rights, preferences and privileges of the Series A Preferred Stock, as currently proposed are described below. The final terms of the Financing, including the rights, preferences and privileges of the Series A Preferred Stock, will be determined by negotiations between the Company and the investors participating in the Financing and may differ from the terms described below.

        Conversion Price; Adjustments. The shares of Series A Preferred Stock will be offered at a purchase price of $_______ per share. Each share of Series A Preferred Stock will be convertible, at the option of the holder, into shares of Common Stock of the Company, initially on a one-for-one basis at a conversion price initially equal to the purchase price per share (the "Conversion Price").

        The Conversion Price will be subject to adjustment in certain events including (i) any stock splits, subdivisions or combinations of the Company's Common Stock or (ii) any payment, issuance or distribution by the Company to holders of Common Stock of a stock dividend or assets (other than cash dividends payable out of retained earnings). The Conversion Price also will be subject to adjustment in the event that the Company issues Common Stock or Common Stock equivalents convertible into Common Stock for consideration per share which is less than the then-applicable Conversion Price (a "Dilutive Issuance"). If a Dilutive Issuance occurs during the first 18 months following the Financing, the Conversion Price will be adjusted on a "full ratchet" basis, meaning that the Conversion Price will be reduced to the price per share of the shares issued in the Dilutive Issuance. If a Dilutive Issuance occurs after 18 months after the Financing, the Conversion Price will be adjusted on a "weighted average formula" basis, meaning that the Conversion Price will be reduced to the weighted average of the purchase price per share of the Common Stock outstanding or deemed to be outstanding prior to the Dilutive Issuance and the per share price of the shares issued in the Dilutive Issuance. The Conversion Price will not be adjusted for issuance of Common Stock upon the exercise of options or the issuance of stock options to employees, so long as such options are granted at fair market value or for issuance of Common Stock under the Company's Employee Stock Purchase Plan.

        In addition, in the event that the fair market value of a share of Common Stock (determined based on the trailing 10 trading day average closing price) as of the second anniversary of the Closing



                                       3.

Date is less than $____, the Conversion Price will be adjusted so that the ratio at which the Series A Preferred Stock is converted into Common Stock will increase upward from _______. The maximum increase in the conversion ratio will be to a conversion ratio of _____. At a conversion ratio of _____, _________ shares of Common Stock would be issuable upon conversion of the Series A Preferred Stock, whereas at a conversion ratio of _____, __________ shares of Common Stock would be issuable upon conversion of the Series A Preferred Stock. In the event the fair market value of the Common Stock as of the second anniversary of the Closing Date is greater than or equal to $______, no adjustment to the Conversion Price of the Series A Preferred Stock will be made.

        Mandatory Conversion. The Series A Preferred Stock will be automatically convertible, at the Conversion Price then in effect, on the earlier to occur of
(i) the completion by the Company of a public offering in which the gross proceeds to the Company are greater than or equal to $____ million or (ii) the date on which, any time after September 30, 1997, the last reported sale price of the Company's Common Stock on the Nasdaq National Market averages $_______ for 20 consecutive trading days (prior to any adjustments for stock splits, dividends and the like) and where the average daily trading volume is at least ________ shares during such 20-day period; or (iii) upon the written consent of the holders of a majority of the Series A Preferred Stock then outstanding.

        Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to receive, prior and in preference to the holders of Common Stock the greater of
(i) the then applicable Conversion Price, plus any cumulative but unpaid dividends or (ii) the purchase price plus any cumulative but unpaid dividends. Thereafter, the remaining assets shall be distributed ratably to the holders of the Common Stock. A merger of the Company in which the Company is not the surviving entity or a sale of all or substantially all of the Company's assets may be deemed to be a liquidation or winding up for purposes of this liquidation preference.

        Dividends. In the event any cash dividends are declared on Common Stock, the Board of Directors of the Company will also be required to declare a cash dividend on the Series A Preferred Stock in an amount equal to the common equivalent per share dividend declared on the Common Stock.

        Voting Rights. The holders of Series A Preferred Stock shall have one vote for each common-equivalent share and shall vote with holders of shares of Common Stock (as a single voting group) on all matters brought before the stockholders, except as otherwise required by law. Delaware General Corporation Law provides for a separate class vote in the event of an amendment to the Certificate of Incorporation adversely affecting a specific class of shares.

        Restrictive Covenants. As long as ____% or more of the shares of Series A Preferred Stock sold in the Financing is outstanding, the Company may not, without the approval of holders representing a majority in interest of the Series A Preferred Stock, take certain actions, including, without limitation: authorizing or issuing any class or series of equity security having equal or superior rights as to payment upon liquidation, dissolution or winding up; amending its Certificate of Incorporation or By-laws in any way which would adversely affect the rights and preferences of the holders of the Series A Preferred Stock as a class; sell or lease 30% or more of the assets of the Company, except in the ordinary course of business (excluding any transaction involving the Company's vaccine business); redeem or repurchase outstanding stock; enter into any agreement that would restrict the Company's ability to perform under its agreement with the purchasers of Series A Preferred Stock (the "Stock Purchase Agreement"); provide additional funding to the Company's vaccine business beyond an initial commitment of $___ million from March 31, 1997; and issuing additional securities to employees and officers of the



                                       4.

Company, except securities issuable upon the exercise of outstanding options and warrants or issuable upon the exercise of options granted in the future at fair market value.

        Restricted Securities; Registration Rights. The shares of Series A Preferred Stock and the shares of Common Stock into which the Series A Preferred Stock is convertible will not be registered under the Securities Act of 1934, as amended (the "Securities Act") or any other applicable securities laws and will be deemed to be "restricted securities" under the Securities Act. The Series A Preferred Stock will not be transferable. The Common Stock into which the Series A Preferred Stock is convertible may only be sold, assigned, transferred or otherwise disposed of if subsequently registered or an exemption from registration is available.

        The Company has agreed to prepare and file with the Securities and Exchange Commission, within 90 days of the Closing Date, a registration statement registering the resale of the shares of Common Stock into which the Series A Preferred Stock is convertible. Following expiration of the 90-day period, for each full month that the Company has not filed such registration statement, the Conversion Price will be reduced by __%. The Company has also agreed to use its reasonable best efforts to maintain the effectiveness of the registration statement until the earlier of (i) the second anniversary of the Financing or (ii) the date on which all such shares have been sold pursuant thereto or may be sold in a given three-month period under Rule 144 promulgated under the Act. The holders of Series A Preferred Stock will be entitled to have the shares of Common Stock issued upon conversion of Series A Preferred Stock included in each registration statement filed on behalf of the Company or other stockholders, subject to certain limitations.

COMPANY'S CAPITAL NEEDS; CONSEQUENCES OF NON-APPROVAL

        Obtaining additional funds is critical to the Company's ability to continue operations through 1998. In April 1997, the Company announced the restructuring of its operations to be accomplished through the contribution of its vaccine program and related assets to a new company which would be managed and financed separately from Cytel. Cytel will focus on building its carbohydrate manufacturing business with the goal of generating additional near term revenue and will focus on developing its therapeutic products targeting acute and chronic inflammatory diseases.

        Because of the restrictions of the 20% Rule, the Company may not raise funds through the sale of equity securities without stockholder approval unless
(i) the transaction results in an issuance or potential issuance of a number of shares of Common Stock which is less than 20% of the total number of shares of Common Stock currently outstanding, (ii) securities are sold at current market price, or (iii) the securities are sold in a public offering. The Financing could raise up to $___ million, compared to a maximum of $___ million which could be raised without stockholder approval. Based on current market conditions, management and the Board of Directors believe that a sale of the Company's securities in the public markets at the current market price of the Common Stock would not likely be achievable. A public offering would involve substantial delay and significant expense, and might be unsuccessful given current conditions in the market for public company issuances. Therefore, the Board of Directors believes that the Company's best option is to complete the Financing on the terms outlined in this Proposal 1.

        In the event that stockholder approval is not obtained for the Financing, the Board of Directors may, in consideration of its fiduciary duties, determine to proceed with the Financing or another financing on similar terms if the Board of Directors deems such action to be in the Company's best



                                       5.

interests. In such case, the Company may no longer qualify for inclusion on the Nasdaq National Market.

USE OF PROCEEDS

        The Company currently intends to use the proceeds of the Financing to fund the continuing development of carbohydrate manufacturing technology and the research and development and commercialization of pharmaceutical and carbohydrate products and for other general corporate purposes, including research and development activities.

        Pursuant to the Agreement, the Company has agreed to (i) pay the Placement Agent a cash commission of __% of the gross proceeds received from the sale of Series A Preferred Stock to institutional investors and __% of the gross proceeds received from the sale of Series A Preferred Stock to individuals; provided that, for up to $_________ received from the Company's existing stockholders, such percentage fee shall be equal to __%; (ii) pay the reasonable out-of-pocket expenses of the Placement Agent and fees and expenses of the Placement Agent's counsel in connection with the Financing not to exceed $________; and (iii) issue to the Placement Agent a warrant to purchase _________ shares of the Company's Common Stock (subject to adjustment to a maximum of ________ shares of the Company's Common Stock), exercisable until the fifth anniversary of the Closing Date at an exercise price of $_____ per share; provided that at least $____ must be raised in the Financing prior to the issuance of such warrant. The Company has also agreed to indemnify the Placement Agent against certain securities-law-related liabilities in connection with the offering of the Series A Preferred Stock.

         Certain accredited investors that are affiliated with directors of the Company and certain directors of the Company may participate in the Financing.

BOARD RECOMMENDATION

        Although the issuance of shares of Series A Preferred Stock in the proposed Financing will have a dilutive effect on the Company's current stockholders, the Board of Directors believes that stockholder approval of the financing is in the best interest of the Company because the Company's ability to raise additional financing absent stockholder approval is severely limited and could be very costly to the Company. Accordingly, the Board of Directors strongly recommends the approval of the Financing.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Financing.

        In the event that stockholder approval is not obtained for the Financing, the Board of Directors may, in consideration of its fiduciary duties, determine to proceed with the Financing or another financing on similar terms if the Board of Directors deems such action to be in the Company's best interests. In such case, the Company may no longer qualify for inclusion on the Nasdaq National Market.

                        THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE IN FAVOR OF PROPOSAL 1



                                       6.

                                   PROPOSAL 2

                 APPROVAL OF THE COMPANY'S AMENDED AND RESTATED
                    CERTIFICATE OF INCORPORATION, AS AMENDED

        The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation (i) to increase the authorized number of shares of Common Stock from 50,000,000 shares to ________ shares, and (ii) to increase the authorized number of shares of Preferred Stock from 10,000,000 shares to __________ shares.

        The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company, and the additional Preferred Stock to be authorized by adoption of the amendment would have rights, preferences and privileges designated by the Board of Directors of the Company from time to time pursuant to the Company's Amended and Restated Certificate of Incorporation. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding. However, the additional Preferred Stock authorized under the amendment may be issued by the Board of Directors from time to time in one or more series, with rights, preferences, privileges and restrictions designated by the Board without any further vote or action by the stockholders. The issuance of such Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Amendment") with the Secretary of State of the State of Delaware.

        As of July 31, 1997, there are 25,138,654 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. Upon the Closing of the Financing, there will be up to ______________ shares of Series A Preferred Stock outstanding. In addition, the Board has reserved 6,400,000 shares of Common Stock for issuance upon exercise of options and rights granted under the Company's stock option plans, 500,000 shares for issuance under the Company's Employee Stock Purchase Plan and has reserved up to __________ shares of Common Stock for issuance upon conversion of the Series A Preferred Stock.

        There are currently a sufficient number of authorized shares of Preferred Stock and Common Stock under the Amended and Restated Certificate of Incorporation to complete the Financing. Although at present the Board of Directors has no plans to issue the additional shares of Common Stock or the additional shares of Preferred Stock that would be authorized under the amendment, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products, or providing equity incentives to employees, officers or directors.

        The additional shares of Common Stock and Preferred Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control of management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of Common Stock or Preferred Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board.



                                       7.

Although this proposal to increase the authorized Common Stock and the Preferred Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company.

        The Company's audited consolidated financial statements, management's discussion and analysis of financial condition and results of operations, and certain supplementary financial information are incorporated by reference to pages 26 through 30 and F1 through F19 of the Company's 1996 Annual Report on Form 10-K.

        The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to the Company's Amended and Restated Certificate of Incorporation. As a result, abstentions and broker nonvotes will have the same effect as negative votes.

                        THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE IN FAVOR OF PROPOSAL 2



                                       8.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of Common Stock of the Company as of July 31, 1997 by (i) each director and nominee; (ii) the Company's Chief Executive Officer and its other three most highly compensated executive officers at December 31, 1996 who are currently employed by the Company; (iii) all executive officers and directors as a group; and (iv) each person or entity known by the Company to be a beneficial owner of more than 5% of its Common Stock:

                                                           BENEFICIAL
                                                          OWNERSHIP (1)
                                                    -------------------------
                                                    NUMBER OF      PERCENT OF
           BENEFICIAL OWNER                           SHARES         TOTAL
           ----------------                         ----------     ----------
Wisconsin Board of Investments
  121 East Wilson Street
  Madison, WI 53702 ...........................      2,425,000            9.6%
Sandoz Holding Ltd.
  CH-4002 Basel SWITZERLAND ...................      2,166,700            8.6%
International Biotechnology Trust PLC
  Five Arrows House, St. Swithin's Lane,
  London, ENGLAND .............................      1,650,000            6.6%
Sumitomo Pharmaceuticals Co., Ltd.
  I-98 Kasugade Naka 3-chome, Konohana-ku,
  Osaka 554, JAPAN ............................      1,408,450            5.6%
Howard E. Greene, Jr. (2)(4) ..................        646,605            2.6%
James C. Paulson (3)(4) .......................        361,473            1.4%
Virgil Thompson (4) ...........................        279,935            1.1%
David L. Anderson (4)(5) ......................        234,135              *
Robert W. Chesnut(4) ..........................        175,798              *
Robert L. Roe (4) .............................        133,476              *
William T. Comer (4) ..........................         33,894              *
David L. Mahoney (4) ..........................          6,146              *
Nicole Vitullo (4) ............................            742              *
All executive officers and directors
  as a group (11 persons) (6) .................      1,938,757            7.5%
                                                    ==========     ==========

------------

*   Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and on any Schedules 13D or 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 25,138,654 shares of Common Stock outstanding on July 31, 1997, adjusted as required by rules promulgated by the SEC.



                                       9.

(2) Includes 625,379 shares held in trust for the benefit of Mr. Greene's family and 16,000 shares held in trust for the benefit of Mr. Greene's children. Mr. Greene is a trustee of both trusts. Mr. Greene acting as trustee has voting and investment power with respect to such shares and may be deemed to be the beneficial owner of such shares.

(3) Includes 31,500 shares held in trust for the benefit of Dr. Paulson's three minor children.

(4) Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options, as follows: Howard E. Greene, 5,226 shares; James C. Paulson, 208,460 shares; Virgil Thompson, 174,196 shares; David L. Anderson, 5,226 shares; Robert W. Chesnut, 126,878 shares; Robert L. Roe, 132,786 shares; William T. Comer, 27,494 shares; David L. Mahoney, 6,146 shares; Nicole Vitullo, 742 shares; and all executive officers and directors as a group, 751,767 shares.

(5) Includes 10,000 shares held by Anvest, L.P. of which Mr. Anderson is the general partner. Also includes 137,461 shares held of record by Sutter Hill Ventures. Mr. Anderson is a general partner of the general partner of Sutter Hill Ventures and shares voting and investment power with respect to these shares. Mr. Anderson disclaims beneficial ownership of shares held by Anvest, L.P. and Sutter Hill Ventures except to his proportionate partnership interest therein.

(6)     Includes shares described in notes (2) through (5) above.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference: the Company's Annual Report on form 10-K for the year ended December 31, 1996; and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

        Certain financial information from the Form 10-K and management's discussion and analysis of this information has been included in the Annual Report to Stockholders which has previously been mailed to stockholders.

        All documents filed by the Company pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the mailing date of this proxy statement and prior to [September __,], 1997, the date of the Special Meeting, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any such statement so modified or superseded shall not be deemed, as modified or superseded, to constitute a part of this Proxy Statement.



                                      10.

                                  OTHER MATTERS

        The Board of Directors know of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

                                       By Order of the Board of Directors



                                       Deborah A. Schueren
                                       Vice President, Finance, Chief Financial
                                       Officer and Secretary

[September __,] 1997



                                      11.

                                CYTEL CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON __________


        The undersigned hereby appoints Virgil Thompson and Deborah A. Schueren and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cytel Corporation which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Cytel Corporation to be held at 3525 John Hopkins Court, San Diego, California on __________, ____________ at ______, (local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE FOR PROPOSALS 1 AND 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

               MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PROPOSAL 1: To approve the issuance and sale of up to ____________ shares of the Company's Series A Convertible Preferred Stock, and the issuance of Common Stock upon conversion thereof, in a private financing on the terms and subject to the conditions described in the Proxy Statement.

  |_|  FOR                         |_|  AGAINST                   |_|   ABSTAIN

PROPOSAL 2: To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the Company's authorized shares of Common Stock and Preferred Stock.

  |_|  FOR                         |_|  AGAINST                   |_|   ABSTAIN

                   (Continued and to be signed on other side)

DATED ____________________________          ___________________________________
                                            ___________________________________
                                                       SIGNATURE(S)



                                            Please sign exactly as your name
                                            appears hereon. If the stock is
                                            registered in the names of two or
                                            more persons, each should sign.
                                            Executors, administrators, trustees,
                                            guardians and attorneys-in-fact
                                            should add their titles. If signer
                                            is a corporation, please give full
                                            corporate name and have a duly
                                            authorized officer sign, stating
                                            title. If signer is a partnership,
                                            please sign in partnership name by
                                            authorized person.



PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.